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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No. ______________ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                              JANUS ADVISER SERIES
                              --------------------
               (Exact Name of Registrant as Specified in Charter)

                 151 Detroit Street, Denver, Colorado 80206-4805
                 -----------------------------------------------
                    (Address of Principal Executive Offices)

                                  303-333-3863
                                  ------------
                (Registrant's Telephone No., including Area Code)

 Stephanie Grauerholz-Lofton -- 151 Detroit Street, Denver, Colorado 80206-4805
 ------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         2) Form, Schedule or Registration Statement No.:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
SEC 1913 (04-05)



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[ Janus Capital Group letterhead ]



On July 7, 2008, Janus announced plans to purchase an additional 50% ownership stake in Perkins, Wolf, McDonnell and Company, LLC ("PWM") for $90 million. When the transaction closes, Janus will have an 80% ownership stake in PWM.

The information below was written to provide you additional detail regarding the proposed transaction.

KEY HIGHLIGHTS

-    The proposed transaction is expected to close in late 2008.

- Although there is expected to be no change to the way the Funds are managed, the proposed transaction requires shareholders of Janus Mid Cap Value Fund (Institutional Shares closed to new investors), Janus Adviser Mid Cap Value Fund, Mid Cap Value Portfolio, and Janus Small Cap Value Fund (closed to new investors), all of which are currently subadvised by PWM, to approve new subadvisory agreements. Shareholders will also be asked to approve amended and restated investment advisory agreements.

- Shareholders of Janus Adviser Small Company Value Fund and Small Company Value Portfolio, which are currently advised by Janus Capital Management LLC, are also being asked to approve subadvisory agreements appointing PWM as each Fund's subadviser, with Jakob Holm remaining as portfolio manager. Shareholders will also be asked to approve amended investment advisory agreements.

- PWM will change its name to Perkins Investment Management LLC. Likewise, Janus Mid Cap Value Fund will be renamed Perkins Mid Cap Value Fund; Janus Small Cap Value Fund will be renamed Perkins Small Cap Value Fund; Janus Adviser Mid Cap Value Fund will be renamed Janus Adviser Perkins Mid Cap Value Fund; Janus Adviser Small Company Value Fund will be renamed Janus Adviser Perkins Small Company Value Fund; Mid Cap Value Portfolio will be renamed Janus Aspen Perkins Mid Cap Value Portfolio; Small Company Value Portfolio will be renamed Janus Aspen Perkins Small Company Value Portfolio; and JCF US Strategic Value Fund will be renamed JCF Perkins US Strategic Value Fund.

WHO IS PWM?

Founded in 1980, Chicago-based PWM is an asset management firm with a fundamental, bottom-up approach to value investing with close attention to risk and reward potential. With its industry experience, research capabilities and consideration for risk, PWM has established a reputation for consistent performance and capital preservation. As of March 31, 2008, PWM had 21 investment professionals and $10 billion in assets under management.

GENERAL QUESTIONS

1.  WHY IS JANUS PURCHASING THIS ADDITIONAL STAKE IN PWM?

- Janus believes the proposed deal better aligns the interests of active employees in growing assets under management and delivering on investment performance.

- The proposed transaction provides an opportunity to build out a value platform with the pending addition of a large cap value product, which Janus believes will reinforce its ability to both sell products in various market environments and better target key intermediary distribution clients with a more diversified product set.

- In addition, we believe the research-driven investment process employed by PWM complements the processes utilized by Janus and Enhanced Investment Technologies, LLC ("INTECH").


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2.  WHAT CHANGES CAN CLIENTS EXPECT FROM THE INCREASED OWNERSHIP STAKE?

-    Janus expects PWM to serve as its value equity investment franchise.

- PWM will function as a subsidiary of Janus. It is anticipated that PWM's investment approach and corporate culture will not materially change.

- Management of the value platform will be ultimately determined by a Board of Directors of PWM, which will be controlled by Janus. The PWM Board of Directors is separate and distinct from the Board of Trustees of the Funds.

- PWM will name a value platform Chief Executive Officer ("CEO") who will report to the PWM Board. Jeff Kautz will serve as interim CEO.

- Jeff Kautz will also continue to serve as Chief Investment Officer ("CIO") of PWM.

3.  ARE BOB PERKINS AND TOM PERKINS RETIRING?

- No. They remain fully engaged in the business and will have employment agreements that run through 2013.

- We do, however, have a long-term succession plan in place. For example, Jeff Kautz was appointed CIO of PWM in 2007.

- Bob and Tom intend to continue to do what they enjoy and do best, managing portfolios.

     - Bob's involvement in the management of the small cap value strategy has shifted in the last four years, from an 80/20 to a roughly 50/50 split with co-portfolio manager Todd Perkins. We expect Bob to remain involved in the management of the product for the next few years while transitioning into an ambassador role over time.

     - We anticipate naming an additional co-portfolio manager to Janus Small Cap Value Fund later this year (in addition to Bob and Todd) as part of the succession plan -- we intend to always have at least two portfolio managers on the product at all times.

     - Tom remains fully engaged as manager of the mid cap value strategy with Jeff Kautz. He will also co-manage the Janus Adviser Perkins Large Cap Value Fund, expected to launch in late 2008. Kevin Preloger will co-manage the Janus Adviser Perkins Large Cap Value Fund with Tom.

- PWM's investment capabilities extend beyond just Tom, Bob, and Jeff. There is a strong, experienced team backing Bob and Tom, utilizing what we believe to be a repeatable and transferable investment process.

4.  WHAT ACTION(S) ARE YOU ASKING SHAREHOLDERS TO TAKE?

- Shareholders of Janus Small Cap Value Fund, Janus Mid Cap Value Fund, Janus Adviser Mid Cap Value Fund, and Mid Cap Value Portfolio are being asked to approve amended and restated investment advisory agreements between the Funds and Janus. The amended agreements state that Janus would be responsible for compensating PWM for its services, rather than PWM being compensated directly by the Funds. A performance-based management fee is included in the proposal for Janus Small Cap Value Fund. Shareholders of each Fund are also being asked to approve new subadvisory agreements as a result of the change in control of PWM.

- Shareholders of Janus Adviser Small Company Value Fund and Small Company Value Portfolio are being asked to approve subadvisory agreements between Janus and PWM. Under these agreements, PWM would serve as subadviser to each Fund. In addition, shareholders of the Funds are also being asked to approve amended investment advisory agreements to introduce a performance-based management fee structure for each Fund.

5. WHAT DOES THIS MEAN FOR THE SMALL AND MID CAP VALUE STRATEGIES FUND SHAREHOLDERS?

- The proposed transaction is not expected to have any material impact to the investment team or process currently in place for small and mid cap value strategies shareholders.

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-    We do not anticipate any changes to the principal investment policies, strategies or risks for the small and mid cap value strategies as a result of the proposed transaction.

- The proposed transaction will not result in any changes to the current management fee structure for Janus Mid Cap Value Fund, Janus Adviser Mid Cap Value Fund, Mid Cap Value Portfolio or Janus Small Cap Value Fund. However, shareholders of Janus Small Cap Value Fund are being asked to approve a separate proposal for the addition of performance-based management fees, which will change the management fee structure of the Fund.

- The existing PWM investment teams will still be responsible for the day-to-day management of the strategies.

-    The team will continue to be primarily based in Chicago.

- Janus will remain responsible for the sales and marketing efforts of the PWM products.

- The Janus -- PWM relationship should be viewed as very similar to the Janus -- INTECH relationship: INTECH makes investment decisions, and Janus handles the distribution efforts.

6.  WHAT DOES THIS MEAN FOR SMALL COMPANY VALUE STRATEGY FUND SHAREHOLDERS?

- Jakob Holm will continue to be responsible for the day-to-day management of the small company value strategy and will remain in Denver. He will become a member of the PWM investment team and will be supported by PWM research analysts.

- Jakob Holm will continue to manage the strategy through fundamental analysis and proprietary valuation models to identify securities that have reasonably solid fundamentals and are trading at a discount relative to their intrinsic investment value as an employee of PWM. He will also be able to leverage the value-based expertise of the PWM research analysts.

- We do not anticipate any changes to the principal investment policies, strategies or risks for the small company value strategy as a result of the proposed transaction.

- The proposed transaction will not result in any change to the current management fee structure for Janus Adviser Small Company Value Fund or Small Company Value Portfolio. Shareholders of the Funds are being asked to approve a separate proposal for the addition of performance-based management fees, which will change the management fee structure of the Fund/Portfolio.

- A Chicago-based co-portfolio manager is expected to be appointed to the small company value strategy funds.

7. HOW WILL JANUS DIFFERENTIATE THE SMALL COMPANY VALUE AND THE SMALL CAP VALUE STRATEGIES WITHIN THE PWM UMBRELLA?

- Jakob Holm will remain in Denver and he and a new Chicago-based co-portfolio manager will be responsible for the day-to-day management of the small company value strategy. He will become a member of the PWM investment team and will be supported by PWM research analysts.

- Bob Perkins and Todd Perkins will continue to manage the small cap value strategy.

- Despite both strategies sharing similar investment objectives of capital appreciation, there are a few significant differences. The small company value strategy pursues its investment objective by investing primarily in common stocks selected for their capital appreciation potential. The small cap value strategy pursues its objective by investing primarily in the common stocks of small companies whose stock prices are believed to be undervalued. The small company value strategy uses fundamental analysis and proprietary valuation models to select a security. Jakob Holm generally looks for companies:

         -    that have reasonably solid fundamentals

         - whose stocks are trading at a discount relative to their intrinsic investment value based on their assets, earnings, cash flow, or franchise values


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     Bob Perkin and Todd Perkins focus on companies that are out of favor with markets or have not yet been discovered by the broader investment community. They generally look for companies with:

         - a low price relative to their assets, earnings, cash flow, or business franchise

         -    products and services that give them a competitive advantage

         -    quality balance sheets and strong management

     The portfolio managers' philosophy is to weigh a security's downside risk before considering its upside potential, which may help provide an element of capital preservation.

- In addition, there has historically been low overlap between the two products (for example, there was an 8.16% overlap in the portfolios as of May 31, 2008 between Janus Small Cap Value Fund and Janus Adviser Small Company Value Fund).

- Janus Small Cap Value Fund is closed to new investors and is expected to remain closed for the time being. However, we have reopened the small cap value strategy for separate account business only. Janus Adviser Small Company Value Fund and Small Company Value Portfolio are currently open to new investors.

8. DO YOU EXPECT ANY PORTFOLIO MANAGEMENT CHANGES AT PWM FOLLOWING THE TRANSACTION?

- Within a year of the transaction closing, a Chicago-based co-portfolio manager is expected to be appointed to the small company value strategy.

- We also anticipate naming an additional co-portfolio manager to Janus Small Cap Value Fund later this year as part of the succession plan for Bob Perkins -- we intend to have at least two managers on the product at all times.

9.  WHAT NEW PRODUCTS CAN SHAREHOLDERS EXPECT?

- Janus has announced plans to launch the PWM-managed Janus Adviser Perkins Large Cap Value Fund in late 2008.

- The Janus Adviser Perkins Large Cap Value Fund will be based on an existing institutional strategy and will be managed by co-portfolio managers Tom Perkins and Kevin Preloger.

11.  WHAT DOES JANUS EXPECT TO PAY FOR THE ADDITIONAL STAKE?

- Janus will acquire the additional 50% stake in PWM for $90 million bringing Janus' ownership interest to 80%.


12. WHO WILL OWN THE REMAINING 20%? UNDER WHAT CIRCUMSTANCES WILL JANUS HAVE THE RIGHT TO ACQUIRE ALL OR A PORTION OF THAT RETAINED EQUITY?

-    The remaining 20% will primarily be owned by certain key employees of PWM.

- Janus has a high degree of confidence in the investment professionals at PWM and believes that keeping ownership at the PWM levels is important in aligning interests.

- There is a future option in place whereby Janus has the opportunity to increase its ownership in PWM to 100%.

13.  DO THE PORTFOLIO MANAGERS AT PWM HAVE EMPLOYMENT AGREEMENTS?

- Bob Perkins, Tom Perkins and Jeff Kautz will have employment contracts that run through 2013.

14.  WHAT IS THE FIRM DOING TO RETAIN KEY PERSONNEL?


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-    PWM will continue to exercise day-to-day control over the investment management of the strategies and has a strong history of attracting and retaining top investment talent. We don't anticipate that will change.

- In addition, the terms of the pending transaction include the grant of profit interests awards designed to retain and incentivize key employees to grow the business. The awards participate in 5% of PWM's annual net income and vest on the fifth anniversary of the acquisition. The awards have a formula-based terminal value based on revenue growth and relative investment performance of products managed by PWM. Compensation expense for these potential awards will be recognized over a vesting period, which will be based on the results of the formula at the end of each reporting period.


PLEASE CONSIDER THE CHARGES, RISKS, EXPENSES AND INVESTMENT OBJECTIVES CAREFULLY BEFORE INVESTING OR RECOMMENDING TO CLIENTS FOR INVESTMENT. FOR A PROSPECTUS CONTAINING THIS AND OTHER INFORMATION, PLEASE CALL JANUS AT 1-877-33JANUS OR JANUSINTECH INSTITUTIONAL AT 1-800-227-0486 OR DOWNLOAD THE FILE FROM JANUS.COM/INFO OR JANUSINTECH.COM. READ IT CAREFULLY BEFORE YOU OR YOUR CLIENTS INVEST OR SEND MONEY.

A portfolio's performance may be affected by risks that include those associated with non-diversification, non-investment grade debt securities, undervalued or overlooked companies, investments in specific industries or countries. Additional risks to the portfolio(s) may include those associated with investing in foreign securities, emerging markets, initial public offerings, derivatives and companies with relatively small market capitalizations. Please see a Janus prospectus or janus.com for more information about risk, portfolio holdings and other details.

Information concerning persons who may be considered participants in the solicitation of shareholders is set forth in the preliminary Proxy Statement(s) filed on Schedule 14A with the Securities and Exchange Commission (the "SEC") on July 7, 2008, and available at the SEC's website at http://www.sec.gov.

Janus plans to file definitive proxy statement(s) with the SEC regarding the proposed changes. INVESTORS ARE ADVISED TO READ THE PROXY STATEMENT(S) WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement(s) (when available) and other documents filed by Janus with the SEC at the SEC's website at http://www.sec.gov. Free copies of the Proxy Statement(s), once available, may also be obtained from Janus at www.janus.com.

There is no assurance that the investment process will consistently lead to successful investing.

JanusINTECH Institutional is the institutional business arm of Janus Capital Group Inc.; Janus Capital Management LLC, INTECH and Perkins, Wolf, McDonnell and Company, LLC, indirect subsidiaries of Janus Capital Group Inc, serve as investment advisers.

Janus Capital Funds Plc is a UCITS established under Irish law, with segregated liability between Funds. Investors are warned that they should only make their investments based on the most recent Prospectus which contains information about fees, expenses and risks, which is available from all distributors and paying agents, it should be read carefully. An investment in the Fund may not be suitable for all investors and is not available to all investors in all jurisdictions; it is not available to US persons. Issued by Janus Capital International Limited, authorised and regulated by the Financial Services Authority. In Asia, this document is issued by Janus Capital Asia Limited. This is not a solicitation for the sale of shares and nothing herein is intended to amount to investment advice. Past performance is not a guarantee of future results. The rate of return may vary and the principal value of an investment will fluctuate due to market and foreign exchange movements. Shares, if redeemed, may be worth more or less than their original cost. AJTFM-0608(3)0708 PR

Janus Adviser Perkins Large Cap Value Fund is not currently available for investment.

FOR INSTITUTIONAL INVESTOR USE ONLY / NOT FOR PUBLIC VIEWING OR DISTRIBUTION

C-0708-152 1-15-09



 Funds distributed by Janus Distributors LLC, 151 Detroit St., Denver, CO 80206


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